Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Supernus Pharmaceuticals, Inc. 2005 Stock Plan, 2012 Equity Incentive Plan, and 2012 Employee Stock Purchase Plan of our report dated March 15, 2012 except for Note 16, as to which the date is April 9, 2012, with respect to the consolidated financial statements of Supernus Pharmaceuticals, Inc. included in its Registration Statement (Form S-1) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

McLean, VA
May 15, 2012